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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the captions "Selected Historical Consolidated Financial Data of JDS Uniphase" and "Experts" included in the Proxy Statement of JDS Uniphase Corporation and SDL, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-45300) and Prospectus of JDS Uniphase Corporation for the registration of 342,022,800 shares of its common stock and to the incorporation by reference therein of our report dated July 24, 2000, with respect to the consolidated financial statements and schedule of JDS Uniphase Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2000 filed with the Securities and Exchange Commission.

                                                      /s/ Ernst & Young LLP

San Jose, California
November 16, 2000